                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K and Form 10-KSB  [  ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q and
Form 10-QSB [ ] Form N-SAR

-------------------------------------------------------------------------------
                       For Period Ended: December 31, 2003
-------------------------------------------------------------------------------

         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR

         For the Transition Period Ended:
                                         ---------------------------------------

--------------------------------------------------------------------------------

     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

     If the  notification  relates  to a portion of the  filing  checked  above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION
--------------------------------------------------------------------------------

         Full Name of Registrant

         Progressive Software Holding, Inc.

         Address of Principal Executive Office (Street and Number)

         6836 Morrison Bvld.
         Charlotte, NC  28211

PART II - RULES 12b-25(b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense and the  registrant  seeks relief  pursuant to Rule  12b-25(b)  the following should be completed. (Check box if appropriate)

     [X]  (a) The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X]  (b) The subject annual report,  semi-annual report,  transition report on Form 10-K,  Form 20-F,  11-K or Form N-SAR, or portion thereof will be filed  on or  before  the  fifteenth  calendar  day  following  the prescribed  due date;  or the subject  quarterly  report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]  (c)  The  accountant's  statement  or  other  exhibit  required  by
          Rule12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------

PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q,
     N-SAR,  or the  transition  report or portion  thereof,  could not be filed within the prescribed time period.

               The  Registrant  filed for  bankruptcy  under  Chapter  11 of the
               United States  Bankruptcy Code ("Chapter 11) on February 12, 2002
               and completed a  reorganization  pursuant to Chapter 11 on August
               6, 2002.  In addition,  the  Registrant  has changed its auditing firm since its last SEC filing. The  reorganization  necessitated the  adoption  of  fresh-start  accounting  pursuant  to  ACIPA's
               Statement  of  Position  No.  90-7,   Financial  Reporting  By
               Entities In Reorganization Under The Bankruptcy Code.  Delays
               due to the change in auditors and reduced staffing,  coupled with the  complexities of fresh-start  accounting have resulted in the
               Registrant's  inability to timely file its annual  report on Form
               10-KSB  for  the  period   ended   December   31,  2003   without
               unreasonable effort or expense.

--------------------------------------------------------------------------------
PART IV - OTHER INFORMATION
--------------------------------------------------------------------------------

          (1)  Name and telephone number of persons to contact in regard to this notification:

         William A Beebe, Chief Financial Officer (406) 556-9886

          (2)  Have all other  periodic  reports  required  under  section 13 or
               15(d) of the Securities Exchange Act of 1934 or Section 30 of the
               Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that the registrant was required to file such  report(s)  been  filed?  If  the  answer  is  no,  identify report(s).

                                                                [ ] Yes  [X] No

               Registrant has not filed its Annual Report on Form 10-KSB for the year ended  December  31, 2002 or its 2003  Quarterly  Reports on
               Form 10-QSB.

          (3)  Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be  reflected  by the  earnings  statements  to be included in the subject report or portion thereof?

                                                                [ ] Yes  [X] No

               Because of the  reorganization  and the  adoption of  fresh-start accounting,  meaningful  comparison  of the results of operations from periods prior to August 5, 2002 is not possible.

               If so: attach an  explanation  of the  anticipated  change,  both narratively and quantitatively,  and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

               The Registrant has caused this  notification  to be signed on its behalf by the undersigned thereunto duly authorized.

                                        PROGRESSIVE SOFTWARE HOLDING, INC.
                                        (fka Tridex Coporation)

Date:  March 31, 2004                   By:      /s/ William A Beebe
                                          --------------------------------------
                                                     William A Beebe
                                                     Chief Financial Officer